UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2017

URANIUM RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33404	75-2212772
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6950 S. Potomac Street, Suite 300 Centennial, Colorado 80112	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 531-0470

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  -  Entry into a Material Definitive Agreement.

On February 16, 2017, Uranium Resources, Inc. (“URI” or the “Company”) entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with Aspire Capital Fund, LLC (“Aspire Capital”), pursuant to which the Company agreed to sell 2,100,000 shares of URI common stock and pre-funded warrants to purchase 748,101 shares of URI common stock to Aspire Capital in a registered direct offering (the “Offering”), without an underwriter or placement agent. The closing of the Offering is scheduled to occur on February 16, 2017. Net proceeds to the Company from the Offering are expected to be approximately $4.5 million, and transaction expenses are anticipated to be approximately $10,000. The Company intends to use the net proceeds from the Offering for general corporate purposes, which may include technical studies, restoration commitments, capital expenditures and working capital.

The pre-funded warrants will have an exercise price of $0.01 per share, which is subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Company’s common stock and also upon any distributions of assets to the Company’s stockholders. Each pre-funded warrant will be exercisable upon issuance and will expire three years after issuance. The pre-funded warrants contain provisions that prohibit exercise if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of URI common stock outstanding immediately after giving effect to such exercise. The holder of the pre-funded warrants may increase or decrease this percentage by providing at least 61 days’ prior notice to the Company. In the event of certain corporate transactions, the holder of the pre-funded warrants will be entitled to receive, upon exercise of the pre-funded warrants, the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such transaction. The pre-funded warrants do not contain voting rights or any of the other rights or privileges as a holder of URI common stock.

The Offering was registered pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-196880) (the “Registration Statement”) and the related base prospectus included in the Registration Statement, as supplemented by the prospectus supplement dated February 15, 2017. The legal opinion and consent of Hogan Lovells US LLP addressing the validity of the securities (including shares of URI common stock underlying the pre-funded warrants) is filed as Exhibit 5.1 to this Current Report on Form 8-K and is incorporated into the Registration Statement.

The foregoing description of the terms and conditions of the Securities Purchase Agreement and pre-funded warrants are not complete and are qualified in their entirety by the full text of the Securities Purchase Agreement and form of pre-funded warrant, which are filed herewith as Exhibits 10.1 and 4.1, respectively, and incorporated into this Item 1.01 by reference.

The Securities Purchase Agreement contains customary representations and warranties, covenants, conditions to closing and indemnification provisions that the parties made to, and solely for the benefit of, each other in the context of all of the terms and conditions of such agreement and in the context of the specific relationship between the parties. The provisions of the Securities Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreement or parties expressly permitted to rely on such provisions and are not intended for investors and the public to obtain factual information about the current state of affairs of the parties thereto. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission. On February 16, 2017 the Company issued a press release relating to the Offering. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01  -  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
4.1	Form of Pre-Funded Warrant.
5.1	Opinion of Hogan Lovells US LLP.
10.1	Securities Purchase Agreement, dated February 16, 2017, between Uranium Resources, Inc. and Aspire Capital Fund, LLC.
23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).
99.1	Press Release dated February 16, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 16, 2017

URANIUM RESOURCES, INC.

By:	/s/ Jeffrey L. Vigil
Name:	Jeffrey L. Vigil
Title:	Vice President—Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
4.1	Form of Pre-Funded Warrant.
5.1	Opinion of Hogan Lovells US LLP.
10.1	Securities Purchase Agreement, dated February 16, 2017, between Uranium Resources, Inc. and Aspire Capital Fund, LLC.
23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).
99.1	Press Release dated February 16, 2017